Exhibit 4.8

Stock Option Agreement

CONFIDENTIAL

This Stock Option Agreement (the “Agreement”) made effective as of the 6th day of October, 2003, by and between Syntroleum Corporation, a Delaware corporation (“Syntroleum”) and Wayne Berman (“Grantee”), evidences the grant by Syntroleum of an option (the “Option”) to Grantee to purchase shares of Syntroleum common stock, par value $0.01 per share (“Common Stock”), and Grantee’s acceptance of the Option in accordance with the provisions of the Syntroleum 1993 Stock Option and Incentive Plan (the “Plan”). Syntroleum and Grantee agree as follows.

1.    Grant of Option and Exercise Price.    Syntroleum grants to Grantee the Option to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share, which is not less than the Fair Market Value (as defined in the Plan) of Syntroleum Common Stock on the date the Option was granted, subject to the terms and conditions of this Agreement, the Plan and the letter agreement dated October 6, 2003 between Syntroleum and Grantee (the “Letter Agreement”), the provisions of which are incorporated into this Agreement by this reference.

2.    Vesting.    Except as otherwise provided in Section 3 of this Agreement or in the Plan, the Option shall vest as follows: (a) the right to exercise the Option and purchase 20,000 shares shall vest on May 1, 2004, (b) the right to exercise the Option and purchase 20,000 shares shall vest on May 1, 2005, (c) the right to exercise the Option and purchase 10,000 shares shall vest on execution of the GTL plant funding agreement with the Department of Defense as described in Scope Item 6 of the Letter Agreement, and (d) the right to exercise the Option and purchase 50,000 shares shall vest on the financial close of the sale of the interest in Syntroleum’s Defense Systems business unit as described in Scope Item 7 of the Letter Agreement.

3.    Exercise Period.    The Option may be exercised from time to time with respect to all or any number of the then vested, unexercised shares on any regular business day of Syntroleum at its then executive offices, until October 6, 2008.

4.    Exercise.

4.01    During the period that the Option is exercisable, it may be exercised in full or in part by Grantee or, in the event of Grantee’s death, by the person or persons to whom the Option was transferred by will or the laws of decent and distribution, by delivering or mailing written notice of the exercise to the Secretary of Syntroleum. The written notice shall be signed by each person entitled to exercise the Option and shall specify the address and Social Security number of each such person. If any person other than Grantee purports to be entitled to exercise all or any portion of the Option, the written notice shall be accompanied by proof, satisfactory to Syntroleum, of that entitlement.

4.02    Subject to the provisions of Section 4.04 and 4.05, the written notice shall be accompanied by full payment of the exercise price for the shares as to which the Option is exercised either (i) in cash, (ii) in shares of Common Stock evidenced by certificates either endorsed or with stock powers attached transferring ownership to Syntroleum, with the aggregate Fair Market Value (as

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defined in the Plan) equal to said exercise price on the date the written notice is received by the Secretary, or (iii) in any combination of cash and such shares.

4.03    Notwithstanding the provisions of Section 4.02, shares acquired through the exercise of an ISO granted under the Plan may be used as payment at exercise under this Agreement only if such shares have been held for at least 12 months following such acquisition.

4.04    In lieu of payment of the exercise price by way of delivery of certificate(s) evidencing shares of Common Stock, Grantee may furnish a notarized statement reciting the number of shares being purchased under the Option and the number of Syntroleum shares owned by Grantee which may be freely delivered as payment of all or a portion of the exercise price, all pursuant to rules adopted by and subject to the consent of the Committee. Subject to the consent of the Committee, Grantee will be issued a certificate for new shares of Common Stock representing the number of shares as to which the Option is exercised, less the number of shares described in the notarized statement as constituting payment under the Option.

4.05    In the event Grantee pays the Option exercise price by delivery of a notarized statement of ownership or by surrendering his right to exercise a portion of the Option as described in Sections 4.04 and 4.05, the number of shares remaining subject to the Option shall be reduced not only by the number of new shares issued upon exercise of the Option but also by the number of previously owned shares listed on the notarized statement of ownership and deemed to be surrendered as payment of the exercise price or, as applicable, by the number of shares in connection with which Grantee has surrendered his right to exercise the Option.

4.06    The written notice of exercise will be effective and the Option shall be deemed exercised to the extent specified in the notice on the date that the written notice (together with required payment of the exercise price) is received by the Secretary of Syntroleum at its executive offices during regular business hours.

5.    Transfer of Shares; Tax Withholding.    As soon as practicable after receipt of an effective written notice of exercise and full payment of the exercise price as provided in Section 4 above, the Secretary of Syntroleum shall cause ownership of the appropriate number of shares of Syntroleum Common Stock to be issued to the person or persons exercising the Option by having a certificate or certificates for such number of shares registered in the name of such person or persons and shall have each certificate delivered to the appropriate person. Each such certificate shall bear a legend describing, to the extent applicable, the restrictions imposed by applicable state and federal securities laws, as described in Section 7.03. Notwithstanding the foregoing, if Syntroleum requires reimbursement of any tax required by law to be withheld with respect to shares of Syntroleum Common Stock, the Secretary shall not transfer ownership of shares until the required payment is made.

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6.    Securities Laws; Restrictions on Transfer of Shares; Registration Rights.

6.01    Grantee agrees that the Option and the related shares of Common Stock (each of the Option and the shares being referred to herein as a “Security” and together, “Securities”) are being acquired for investment and that Grantee will not purchase, offer, sell or otherwise dispose of any of the Securities except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”). In order to exercise the Option, Grantee must be able to confirm and shall confirm in writing, by executing a certificate to be supplied by Syntroleum, all of the representations and other covenants contained in this Agreement, including that the Securities so purchased are being acquired for investment and not with a view toward distribution or resale. The shares of Common Stock (unless registered under the Act) shall be stamped or imprinted with, in addition to any other appropriate or required legend, a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL FOR GRANTEE, REASONABLY SATISFACTORY TO SYNTROLEUM, THAT SUCH REGISTRATION IS NOT REQUIRED AND ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE OR (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY GRANTEE OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SYNTROLEUM AT THE PRINCIPAL EXECUTIVE OFFICES OF SYNTROLEUM.”

6.02    In addition, Grantee specifically represents to Syntroleum both at the time of the grant of the Options and at those future times as specified herein:

(a)    Grantee has experience in analyzing and investing in companies like Syntroleum and is capable of evaluating the merits and risks of an investment in Syntroleum and has the capacity to protect his own interests. Grantee is an “Accredited Investor” as that term is defined in Rule 501(a) promulgated under the Act. Grantee is aware of Syntroleum’s business affairs and financial condition, and has acquired information about Syntroleum sufficient to reach an informed and knowledgeable decision to acquire the Securities. Grantee is acquiring the Securities for his own account for investment purposes only not as a nominee or agent and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Act. Grantee acknowledges Syntroleum’s obligation to file a registration statement with respect to the

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shares as set forth in the Registration Rights Agreement dated as of the date hereof by and among Syntroleum and Grantee (the “Registration Rights Agreement”), the effectiveness of which registration statement may be required for the resale of the shares. Grantee has not offered or sold any portion of the Securities to be acquired by Grantee and has no present intention of reselling or otherwise disposing of any portion of such Securities either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance, and in particular Grantee has no current intention to resell the shares under such registration statement nor would it have such intention if such registration statement were effective as of the date of purchase. Grantee understands that investment in the Securities is subject to a high degree of risk. Grantee can bear the economic risk of his investment, including the full loss of his investment, and by reason of his business or financial experience or the business or financial experience of his professional advisors has the capacity to evaluate the merits and risks of his investment and protect his own interest in connection with the purchase of the Securities.

(b)    Grantee understands that the Securities have not been and except as provided in the Registration Rights Agreement with respect to the shares will not be registered under the Act or any applicable state securities law in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent and the accuracy of Grantee’s representations as expressed herein and Grantee will furnish Syntroleum with such additional information as is reasonably requested by Syntroleum in connection with such exemption.

(c)    Grantee further understands that, except as otherwise set forth in this Agreement, the Securities must be held indefinitely unless subsequently registered under the Act and any applicable state securities laws, or unless exemptions from registration are otherwise available. Moreover, Grantee understands that Syntroleum is under no obligation to register the Securities except as provided for in the Registration Rights Agreement with respect to the shares.

(d)    Grantee is aware of the provisions of Rule 144, promulgated under the Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an Affiliate of such issuer), in a nonpublic offering subject to the satisfaction of certain conditions, if applicable, including, among other things: The availability of certain public information about Syntroleum, the resale occurring not less than one year after the party has purchased and paid for the Securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(e)    Grantee further understands that at the time he wishes to sell the Securities, it is possible that there will be no public market upon which to make such a sale, and that, even if such a public market then exists, Syntroleum may not be satisfying the current

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public information requirements of Rule 144, and that, in such event, Grantee may be precluded from selling the Securities under Rule 144 even if the one-year minimum holding period had been satisfied.

(f)    Grantee further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Act or compliance with registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such actions do so at their own risk.

(g)    To Grantee’s knowledge, Syntroleum has made available copies of Syntroleum’s reports filed under the Exchange Act since the beginning of Syntroleum’s current fiscal year. Grantee has had a reasonable opportunity to ask questions relating to and otherwise discuss Syntroleum’s business, management and financial affairs with Syntroleum’s management, customers and other parties, and Grantee has received satisfactory responses to Grantee’s inquiries. Grantee has relied solely on his own independent investigation before deciding to enter into the purchase of the Options contemplated hereby. Unless Grantee has otherwise notified Syntroleum in writing, Grantee is not, and has not been within the 90 days prior to the closing date of the purchase of the Securities, a broker or dealer of securities. Unless Grantee has otherwise notified Syntroleum in writing, Grantee is not an employee, officer or director of Syntroleum nor prior to the consummation of the actions contemplated hereby, is Grantee the beneficial owner of 5% or more of the Common Stock of Syntroleum.

6.03    With respect to any offer, contemplated sale or other disposition of any Securities that is not registered under the Act, Grantee agrees to give written notice to Syntroleum prior thereto, describing briefly the manner thereof, together with a written opinion of Grantee’s counsel, if reasonably requested by Syntroleum, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state law then in effect) of such Securities and indicating whether or not under the Act, certificates for the Securities in question to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Such opinion must be satisfactory to Syntroleum in its reasonable judgment and shall state that it may be relied upon by counsel to Syntroleum, and any stock exchange or transfer agent. Promptly upon receiving such written notice and satisfactory opinion, if so requested, Syntroleum shall notify Grantee that Grantee may sell or otherwise dispose of such Securities all in accordance with the terms of the notice delivered to Syntroleum. If a determination has been made pursuant to this Section 6.03 that the opinion of counsel for Grantee is not satisfactory to Syntroleum, Syntroleum shall so notify Grantee promptly after such determination has been made and shall specify in detail the legal analysis supporting any such conclusion. Each certificate representing the Securities thus transferred (except a transfer registered under the Act or a transfer of shares pursuant to Rule 144) shall bear a legend as to the applicable restrictions on

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transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for Grantee, such legend is not required in order to ensure compliance with such laws. Syntroleum may issue stop transfer instructions to its transfer agent in connection with such restrictions.

6.04    Prior to any transfer of the Securities (except a transfer registered under the Act or a transfer of shares pursuant to Rule 144), the proposed transferee shall agree in writing with Syntroleum to be bound by the terms of this Agreement (whether or not the Options have been exercised or otherwise outstanding) as if an original signatory hereto and the proposed transferee must be able to and must make representations as set forth in this Section 6.

6.05    As used in this Section 6, “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under direct or indirect common control with such person (for the purposes of this definition “control,” when used with respect to any specified person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing).

7.    Miscellaneous.

7.01    The rights under this Agreement may not be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee (or by his guardian or legal representative). The terms of the Option shall be binding upon the executors, administrators, heirs, successors, and assigns of Grantee.

7.02    Authorized leaves of absence from Syntroleum shall not constitute a termination of employment for purposes of this Agreement. For purposes of this Agreement, an authorized leave of absence shall be an absence while Grantee is on military leave, sick leave, or other bona fide leave of absence so long as Grantee’s right to employment with Syntroleum is guaranteed by statute, contract, or company policy.

7.03    The Option may not be exercised if the issuance of shares of Syntroleum’s Common Stock upon such exercise of the Option would constitute a violation of any applicable federal or state securities or other law or regulation or stock exchange requirement.

7.04    Grantee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the actual issuance of the shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the shares or any part thereof are issued pursuant to exercise of all or any part of the Option.

7.05    Grantee agrees not to disclose to any person, directly or indirectly, the terms of this Agreement or any other matters relating to the Option or the shares, including the number of shares subject to the Option or purchased hereunder, without the prior consent of Syntroleum.

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7.06    The existence of the Option granted in this Agreement shall not affect in any way the right or the power of Syntroleum or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Syntroleum’s capital structure or its business, or any merger or consolidation of Syntroleum, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Syntroleum or any sale or transfer of all or any part of its assets or business, or any other corporate act or preceding, whether of a similar character or otherwise.

7.07    Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, however, that unless and until some other address be so designated, all notices or communications by Grantee to Syntroleum shall be mailed or delivered to Syntroleum at the offices of its Secretary at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, and all notice or communications by Syntroleum to Grantee may be given to Grantee personally or may be mailed to him.

7.08    The validity and effect of this Agreement and the rights and obligations of the parties, and all other persons affected by this Agreement shall be construed and determined in accordance with the laws of the State of Oklahoma.

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IN WITNESS WHEREOF, Syntroleum, by its duly authorized officer, and Grantee have signed this Agreement as of the date first above written.

COMPANY: SYNTROLEUM CORPORATION

By:	/s/ John B. Holmes, Jr.

John B. Holmes, Jr., President

Syntroleum Corporation. 4322 South 49th West Avenue Tulsa, Oklahoma 74107 GRANTEE:

/s/ Wayne Berman

Wayne Berman

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